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                                                                   Exhibit 10.4

To:      Mr. Phil E. McTague
         165 Chestnut Street
         North Andover, MA. 01845           November, 3, 2006

From:    Jean-Marc Stiegemeier
         Chairman/CEO
         One IP Voice, Inc.
         22 Prestige Park Circle
         E. Hartford, Ct. 06108

Re:      Consulting Agreement

Dear Phil;

I am pleased to offer the following consulting offer to you.

Position.
---------

      o      Consultant reporting directly to me.
      o      Start date November 6th, 2006.
      o      This is a full time position.
      o Term of ninety (90) days, with three (3) potential extensions of ninety (90) days if the company so requests.
      o Compensation at a rate of $22,000 per month, paid bi-monthly in advance @ $11,000 per pay period.
      o You are responsible for all taxes including State, Federal and FICA taxes.
      o      You will not be provided company benefits.
      o You will be paid a success fee of $12,000 at the end of each ninety (90) day contract term, as long as you remain employed for the full term of the ninety (90) day term.
      o Payments will be made to PEM, Inc. (per your request) on scheduled One IP Voice pay dates.
      o You will be provided housing at our corporate apartment, and reimbursed for approved reasonable out of pocket expenses.
      o The company may terminate this agreement at any time with a written thirty (30) day notice.

Scope of work.
--------------

As we discussed, in your capacity as a consultant to the corporation, reporting directly to me, you will be responsible for effecting a smooth transition of our financial department activities, to coincide with the departure of our current CFO on or about 12-31-06. During this period leading up to his departure, you will work with our current CFO and his direct reports in developing a full understanding of his duties, knowledge and history of the company and all financial affairs of the company. Upon his departure you will be named "acting" Chief Financial Officer (CFO) which shall be publicly disclosed. In the
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capacity of acting CFO you will assume full responsibility for managing all day to day financial reporting of the company, management of the financial department employees, cash management and all Securities and Exchange (SEC) reporting consistent with the requirements of a CFO of a publicly traded company. You will also assist me, as directed, in new financing efforts, negotiations with current creditors and existing borrowing relationships. In summary, you will be responsible for all duties associated with those of a CFO of a publicly traded company.

Contract extension.
-------------------

We have previously discussed the potential of renewals of this contract. The company's offering of this agreement to you, and your acceptance of this agreement, is predicated on the basis that you will agree to three (3) renewal's of this agreement (on the same terms as defined in this agreement) if the company so requests.

Confidentiality.
----------------

In accepting this offer of employment, you agree that all information that is provided to you, or you have access to will remain confidential to you (other than publicly disclosed) and not disclosed to a third party, other than in the ordinary course of business without the prior written consent of the company.

In accepting this offer, you will be charged with making your best efforts, in utilizing your skills, to insure that we manage the company through a difficult time, to insure, as best we can, that we protect our creditors and shareholders. Your history demonstrates your ability to provide value in these situations, and in making this offer to you, on behalf of the company, I trust that you will be a critical component of the management team in taking this company forward.

I look forward to working with you, and the assistance you will provide.


Sincerely,

/s/ Jean-Marc Stiegemeier
-------------------------
Jean-Marc Stiegemeier
Chairman/CEO
One IP Voice, Inc.



Accepted,

/s/ Philip E. McTague
---------------------
Philip E. McTague
Dated; November, 6th, 2006